Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER RESULTS

Strong EPS Growth Driven by Transformation Savings of $7.2 Million
Modest Revenue Growth Despite COVID-19 Shipment Delays of Approximately $18 million
Strong Balance Sheet Provides Financial Flexibility
Eight Manufacturing Facilities Currently Operating, up from Four in Late March

JASPER, IN (May 5, 2020) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended March 31, 2020.
Selected Financial Highlights:
Third Quarter FY 2020
•Net sales increased 0.5% to $178.2 million
•Operating income margin of 7.9%, or 7.5% on an adjusted basis
•Net income of $9.5 million, increased 19%
•Adjusted EBITDA of $17.5 million, increased 21%, and adjusted EBITDA margin of 9.8%, increased 160 basis points
•Diluted EPS of $0.25, or $0.27 on an adjusted basis, an increase of 23% compared to $0.22 a year ago
•Return on Invested Capital (ROIC) of 29.4%
•Backlog of $187.0 million

Kimball International CEO Kristie Juster commented, “I am very pleased with the continued success of our transformation program designed to generate sales growth, while yielding significant cost savings. Despite the impact of COVID-19-related order pushouts and the temporary shutdown of our facilities, third quarter sales were led by year-on-year growth in our Commercial market and the healthcare and educational verticals in our Institutional market. Even with the impact of COVID-19 on our revenues, we achieved 23% growth in adjusted earnings per share and 21% growth in adjusted EBITDA, representing significant operating leverage driven by transformation cost savings and increased prices on selected product lines. Additionally, we continued to experience strong demand for our innovative new workplace products, which increased to 29% of total Commercial and Institutional sales, up from 27% last year.

“Kimball International has a rich history of banding together in difficult times, and I am proud of the tremendous efforts of our employees and leadership team to achieve a high level of response to the COVID-19 pandemic within a very short time. At the onset of this health crisis, we took swift action to proactively safeguard and support our people, activate business continuity plans to minimize impacts to our customers and continue the rigorous financial management of our business. By the end of March, we had curtailed our business operations to four facilities and shifted our focus to prioritize critically needed healthcare industry products by launching a family of quickship products for facilities serving the COVID-19 crisis. By the end of April, we increased the number of facilities in operation to eight out of the 10 that comprise our U.S. manufacturing footprint, which has reduced our lead-times on incoming orders and provides us with the ability to accommodate additional volumes.

“Order rates in the third quarter increased at a mid-single digit rate, led by our Institutional and Hospitality markets, but by the second half of March we began to see a significant number of COVID-19-related order and shipment push-outs in our Hospitality vertical, which represents approximately 25% of our revenue. This trend has continued, along with a slowdown in order flow in all three markets. Fortunately, our backlog was $187.0 million at the end of the third quarter, of which over $100 million is anticipated to ship in the fourth quarter, and we expect to continue to benefit from our transformation cost savings initiatives in this year’s fourth quarter.”

Overview

Third Quarter Fiscal 2020 Results

Consolidated net sales were $178.2 million, up 0.5% from $177.4 million in the year ago quarter. Delays in shipments due to temporary production halts and delivery push-outs totaled approximately $18 million during the quarter. Gross margin expanded to 34.0% due to cost savings and selected product price increases. Selling and administrative expenses of $45.6 million declined $1.9 million compared to the prior year, decreasing to 25.6% of net sales. Adjusted selling and administrative expenses were $47.2 million or 26.5% of net sales, compared to $46.2 million or 26.1% of net sales in last year’s third quarter. Net income increased 19% to $9.5 million, and GAAP earnings per diluted share were $0.25, up 14% from the $0.22 reported in the fiscal 2019 third quarter. Adjusted earnings per share, which excludes restructuring charges, increased 23% to $0.27 compared to $0.22 last year. Adjusted EBITDA increased 21% to $17.5 million, and adjusted EBITDA margin expanded 160 basis points to 9.8%.

The Company ended the third quarter in a strong financial position, with $90.3 million in cash and short-term investments, minimal debt and $73.4 million in available credit lines, providing the resources to weather this crisis and continue to invest to support future growth. Capital expenditures during the quarter were $5.6 million, most of which related to manufacturing equipment upgrades to increase automation and facility upgrades, and the Company returned $5.1 million to shareholders in the form of dividends and share repurchases.

Net Sales by End Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2020	2019	% Change	2020	2019	% Change
Institutional *	$63.5	$61.3	4%	$215.7	$202.8	6%
Commercial **	71.0	67.8	5%	216.0	224.3	(4%)
Hospitality	43.7	48.3	(10%)	140.1	145.4	(4%)
Total Net Sales	$178.2	$177.4	0%	$571.8	$572.5	0%
* Institutional end market includes healthcare, education and government end markets
** Commercial end market includes commercial and financial end markets

Institutional – Institutional market revenue increased 4% despite the impact of COVID-19 to sales near the end of the quarter. Growth in this important vertical was driven by strength in healthcare, education and state and local government agencies.

Commercial – Commercial revenue grew 5% against a pre-COVID-19 backdrop of economic and business strength with particular strength in the financial end market driven by our capability to deliver custom solutions.

Hospitality – The decline in revenue from hospitality customers reflected projects deferred in response to the COVID-19 pandemic, but there have been only minimal project cancellations. We are working closely with our customers in this vertical to accommodate their extended delivery requirements.

Summary and Outlook

“It is difficult to predict the duration of the COVID-19 pandemic and its impact on our customers, our suppliers and our business. Given this lack of visibility, we believe it is prudent to suspend our long-term financial targets until economic conditions become clearer. That said, Kimball International has entered this crisis with a strong balance sheet and a lean and nimble operating model thanks to our transformation program. Additionally, we have taken actions to further reduce costs and preserve cash to address the uncertain economic environment, including reducing our planned fourth quarter capital expenditures by 50%, curtailing discretionary spending, and suspending our share buyback activity. We are closely monitoring the situation and evaluating other actions to take if warranted.

“Our customer end markets are well diversified, and we have significant manufacturing agility, enabling us to efficiently shift production to those products in higher demand. Once the economy recovers, we are confident that Kimball International has the structure in place to achieve consistent mid-single-digit revenue growth and to grow adjusted EBITDA and EPS at a faster rate than sales.

“Looking ahead, we believe that this health crisis will cause major changes in the workplace environment that will provide opportunities for Kimball International to gain market share, leveraging our investments in innovation, flexible manufacturing and rapid time-to-market. Our current line-up is heavily weighted toward products that enable us to retrofit and redesign a new post-COVID-19 workplace that will accommodate an increase in teleworking and the social distancing requirements of the future,” Ms. Juster concluded.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) adjusted selling and administrative expense; (2) adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Return on Invested Capital is a key performance indicator calculated as: [(Earnings Before Interest, Taxes, Amortization, Restructuring Expense, and CEO Transition Costs) multiplied by (1 minus Effective Tax Rate)] divided by (Total Shareholders’ Equity plus Net Debt). Net Debt is defined as current maturities of long-term debt plus long-term debt less cash, cash equivalents, and short-term investments.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual future results and performance to differ materially from expected results including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, adverse changes in global economic conditions, the impact of changes in tariffs, increased global competition, significant reduction in customer order patterns, loss of key suppliers, loss of or significant volume reductions from key contract customers, financial stability of key customers and suppliers, relationships with strategic customers and product distributors, availability or cost of raw materials and components, changes in the regulatory environment, global health concerns (including the impact of the COVID-19 outbreak), or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2019 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 6, 2020
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2019, the company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the third quarter ended March 31, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2020		March 31, 2019
Net Sales	$178,174	100.0%	$177,369	100.0%
Cost of Sales	117,680	66.0%	120,808	68.1%
Gross Profit	60,494	34.0%	56,561	31.9%
Selling and Administrative Expenses	45,606	25.6%	47,508	26.8%
Restructuring Expense	818	0.5%	0	0.0%
Operating Income	14,070	7.9%	9,053	5.1%
Other Income (Expense), net	(1,713)	(1.0%)	1,422	0.8%
Income Before Taxes on Income	12,357	6.9%	10,475	5.9%
Provision for Income Taxes	2,906	1.6%	2,521	1.4%
Net Income	$9,451	5.3%	$7,954	4.5%

Earnings Per Share of Common Stock:
Basic	$0.26		$0.22
Diluted	$0.25		$0.22

Average Number of Total Shares Outstanding:
Basic	36,813		36,712
Diluted	37,089		36,909

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2020		March 31, 2019
Net Sales	$571,790	100.0%	$572,500	100.0%
Cost of Sales	375,585	65.7%	385,077	67.3%
Gross Profit	196,205	34.3%	187,423	32.7%
Selling and Administrative Expenses	146,239	25.6%	151,178	26.4%
Restructuring Expense	6,564	1.1%	0	0.0%
Operating Income	43,402	7.6%	36,245	6.3%
Other Income, net	57	0.0%	1,264	0.3%
Income Before Taxes on Income	43,459	7.6%	37,509	6.6%
Provision for Income Taxes	11,585	2.0%	9,274	1.7%
Net Income	$31,874	5.6%	$28,235	4.9%

Earnings Per Share of Common Stock:
Basic	$0.86		$0.77
Diluted	$0.86		$0.76

Average Number of Total Shares Outstanding:
Basic	36,890		36,871
Diluted	37,234		37,260

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2020	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$76,636	$73,196
Short-term investments	13,658	33,071
Receivables, net	68,934	63,120
Inventories	50,710	46,812
Prepaid expenses and other current assets	13,855	13,105
Assets held for sale	215	281
Property and Equipment, net	93,344	90,671
Right of use lease assets	18,219	0
Goodwill	11,160	11,160
Intangible Assets, net	13,339	12,108
Deferred Tax Assets	9,188	8,722
Other Assets	12,184	12,420
Total Assets	$381,442	$364,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	38,675	47,916
Customer deposits	27,377	24,611
Current portion of lease liability	4,820	0
Dividends payable	3,493	3,038
Accrued expenses	36,912	57,494
Long-term debt, less current maturities	109	136
Long-term lease liability	17,203	0
Other	14,576	14,956
Shareholders’ Equity	238,250	216,490
Total Liabilities and Shareholders’ Equity	$381,442	$364,666

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by Operating Activities	$17,368	$42,680
Net Cash Flow used for Investing Activities	(312)	(27,186)
Net Cash Flow used for Financing Activities	(13,612)	(18,688)
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	3,444	(3,194)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	73,837	53,321
Cash, Cash Equivalents, and Restricted Cash at End of Period	$77,281	$50,127

Orders Received by End Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2020	2019	% Change	2020	2019	% Change
Institutional *	$73.1	$63.4	15%	$223.5	$201.3	11%
Commercial **	69.4	76.0	(9%)	222.3	230.5	(4%)
Hospitality	50.1	44.7	12%	152.0	140.8	8%
Total Orders	$192.6	$184.1	5%	$597.8	$572.6	4%

* Institutional end market includes healthcare, education and government end markets
** Commercial end market includes commercial and financial end markets

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2020	2019	2020	2019
Interest Income	$386	$492	$1,482	$1,339
Interest Expense	(21)	(40)	(65)	(146)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	(1,784)	1,032	(1,010)	306
Other Non-Operating Expense	(294)	(62)	(350)	(235)
Other Income (Expense), net	$(1,713)	$1,422	$57	$1,264

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Adjusted Selling and Administrative Expense
	Three Months Ended
	March 31,
	2020	2019
Selling and Administrative Expense, as reported	$45,606	$47,508
Less: Pre-tax Expense Adjustment to SERP Liability	1,784	(1,032)
Less: Pre-tax CEO Transition Costs	(175)	(252)
Adjusted Selling and Administrative Expense	$47,215	$46,224
Adjusted Selling and Administrative Expense %	26.5%	26.1%

Adjusted Operating Income
	Three Months Ended
	March 31,
	2020	2019
Operating Income, as reported	$14,070	$9,053
Add: Pre-tax Restructuring Expense	818	0
Add: Pre-tax Expense Adjustment to SERP Liability	(1,784)	1,032
Add: Pre-tax CEO Transition Costs	175	252
Adjusted Operating Income	$13,279	$10,337
Adjusted Operating Income %	7.5%	5.8%

Adjusted Net Income
	Three Months Ended
	March 31,
	2020	2019
Net Income, as reported	$9,451	$7,954
Pre-tax CEO Transition Costs	175	252
Tax on CEO Transition Costs	(45)	(65)
Add: After-tax CEO Transition Costs	130	187
Pre-tax Restructuring Expense	818	0
Tax on Restructuring Expense	(211)	0
Add: After-tax Restructuring Expense	607	0
Adjusted Net Income	$10,188	$8,141

Adjusted Diluted Earnings Per Share
	Three Months Ended
	March 31,
	2020	2019
Diluted Earnings Per Share, as reported	$0.25	$0.22
Add: After-tax CEO Transition Costs	0.00	0.00
Add: After-tax Restructuring Expense	0.02	0.00
Adjusted Diluted Earnings Per Share	$0.27	$0.22

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	March 31,
	2020	2019
Net Income	$9,451	$7,954
Provision for Income Taxes	2,906	2,521
Income Before Taxes on Income	12,357	10,475
Interest Expense	21	40
Interest Income	(386)	(492)
Depreciation	3,861	3,716
Amortization	639	496
Pre-tax CEO Transition Costs	175	252
Pre-tax Restructuring Expense	818	0
Adjusted EBITDA	$17,485	$14,487